Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	March 6, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS ANNOUNCES MARKETING
AGREEMENT WITH MAVERICK TUBE

Portland, Oregon, March 6, 2006/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today a marketing agreement with Maverick Tube Corporation. The agreement supersedes any previously announced agreements and follows the successful start-up, in December of 2005, at Oregon Steel’s Rocky Mountain Steel Mills’ (“RMSM”) seamless pipe mill in Pueblo, Colorado (the “Mill”).  The agreement provides for Maverick Tube to be the exclusive worldwide marketing and sales representative for RMSM seamless pipe products. This agreement is for a minimum of 48,000 tons per year and commences immediately. The Mill has production capabilities of approximately 150,000 tons annually, depending on product mix, and is expected to produce at an annual rate of 100,000 tons with an emphasis on quench and temper seamless casing products.  The seamless pipe produced by the Mill serves various markets but, in particular, the energy markets in the recovery of natural gas and oil.

Jim Declusin, Oregon Steel Mills’ President and CEO, stated, “We are excited about this alliance as it enables us, through an established industry participant, to position our seamless products in the oil country tubular goods markets immediately.  We anticipate continued high demand for all of our energy-related products and, assuming that selling prices remain favorable, we expect the energy part of our business to record strong financial performance into the foreseeable future.”

Rob Simon, Vice-President and General Manager of RMSM, added, “We are pleased about the reopening of our seamless mill and the successful start-up we experienced in December of 2005.  With the investment we are making in this facility, we continue to expand our offerings of value-added products. This agreement with Maverick Tube allows us to combine our process and manufacturing expertise with the sales and marketing skills of Maverick to bring our product to market.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction, and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, small and large diameter line pipe, casing and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod and bar, and seamless tubular products.